Exhibit 4.4

APPENDIX

ANADARKO ALGERIA COMPANY LLC

And

CAPITA IRG TRUSTEES LIMITED

TRUST DEED AND RULES

of the

ANADARKO ALGERIA COMPANY LLC
SHARE INCENTIVE PLAN

Adopted by the Board on 12 February 2002
Approved Under Schedule 8 Finance Act 2000 by the Board of Inland
Revenue in 2002
under Reference A1499/SY

THE ANADARKO ALGERIA COMPANY LLC
SHARE INCENTIVE PLAN

1.	PURPOSE	7
2.	STATUS	7
3.	DECLARATION OF TRUST	7
4.	NUMBER OF TRUSTEES	8
5.	INFORMATION	8
6.	RESIDENCE OF TRUSTEES	9
7.	CHANGE OF TRUSTEES	9
8.	INVESTMENT AND DEALING WITH TRUST ASSETS	9
9.	LOANS TO TRUSTEES	10
10.	TRUSTEES’ OBLIGATIONS UNDER THE PLAN	10
11.	POWER OF TRUSTEES TO RAISE FUNDS TO SUBSCRIBE FOR A RIGHTS ISSUE	12
12.	POWER TO AGREE MARKET VALUE OF SHARES	13
13.	PERSONAL INTEREST OF TRUSTEES	13
14.	TRUSTEES’ MEETINGS	13
15.	SUBSIDIARY COMPANIES	13
16.	EXPENSES OF PLAN	13
17.	TRUSTEES’ LIABILITY, INDEMNITY AND FEES	14
18.	COVENANT BY THE PARTICIPATING COMPANIES	14
19.	ACCEPTANCE OF GIFTS	14
20.	TRUSTEES’ LIEN	14
21.	AMENDMENTS TO THE PLAN	15
22.	TERMINATION OF THE PLAN	15
23.	NOTICES	15
24.	PROPER LAW	15

SCHEDULE - RULES OF THE ANADARKO ALGERIA COMPANY LLC SHARE INCENTIVE PLAN		17

APPENDIX 1 - PARTNERSHIP SHARE AGREEMENT

APPENDIX 2 - FREE SHARE AGREEMENT

THIS DEED made on 17 December 2014

BETWEEN

ANADARKO ALGERIA COMPANY LLC whose principal place of business in the United Kingdom is situated at 1 Harefield Road, Uxbridge, Middlesex UB8 1YH (“the Company”);

and

CAPITA IRG TRUSTEES LIMITED (registered number 2729260) whose registered office is situated at The Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TU (“the Trustees”).

1.	PURPOSE

1.1
The purpose of this Deed is to establish a trust for an employee share ownership plan known as the Anadarko Algeria Company LLC Share Incentive Plan (“the Plan”) which satisfies Schedule 2 of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”).

1.2	It is intended that the Plan will constitute an employee benefit trust in accordance with section 86 of the Inheritance Act 1984.

2.	STATUS

The Plan consists of this Deed and the attached Rules and Appendices. The definitions in the Rules apply to this Deed. The Directors shall from time to time determine which of parts A to D of the Rules shall have effect. Where the Directors determine that part A shall have effect they shall also specify whether there is to be an Accumulation Period of up to 12 months, which shall apply equally to all Qualifying Employees in the Plan.

3.	DECLARATION OF TRUST

3.1
The Company and the Trustees have agreed that all the Shares and other assets which are issued to or transferred to the Trustees are to be held on the trusts declared by this Deed, and subject to the terms of the Rules. When Shares or assets are transferred to the Trustees by the Company with the intention of being held as part of the Plan they shall be held upon the trusts and provisions of this Deed and the Rules.

3.2	The Trustees shall hold the Trust Fund upon the following trusts namely:

(a)	as to Shares which have not been awarded to Participants (“Unawarded Shares”) upon trust during the Trust Period to allocate those Shares in accordance with the terms of this Deed and the Rules;

(b)	as to Shares which have been awarded to a Participant (“Plan Shares”) upon trust for the benefit of that Participant on the terms and conditions set out in the Rules;

(c)	as to Partnership Share Money upon trust to purchase Shares for the benefit of the contributing Qualifying Employee in accordance with the Rules; and

(d)
as to other assets (“Surplus Assets”) upon trust to use them to purchase further Shares to be held on the trusts declared in (a) above, at such time during the Trust Period and on such terms as the Trustees in their absolute discretion think fit.

3.3	The income of Unawarded Shares and Surplus Assets shall be accumulated by the Trustees and added to, and held upon the trusts applying to, Surplus Assets.

3.4	The income of Plan Shares and Partnership Share Money shall be dealt with in accordance with the Rules.
3.5	The perpetuity period and the Trust Period in respect of the trusts and powers declared by this Deed and the Rules shall be the period of 80 years from the date of this Deed.

4.	NUMBER OF TRUSTEES

Unless a corporate Trustee is appointed, there shall always be at least two Trustees. Where there is no corporate Trustee, and the number of Trustees falls below two, the continuing Trustee has the power to act only to achieve the appointment of a new Trustee.

5.	INFORMATION

5.1
The Trustees shall be entitled to rely without further enquiry on all information supplied to them by the Company with regard to their duties as Trustees and in particular, but without prejudice to the generality of the foregoing, any notice given by the Company to the Trustees in respect of the eligibility of any person to become or remain a Participant shall be conclusive in favour of the Trustees.

5.2
Except as otherwise provided, the Trustees may in their discretion agree with the Directors or the Company on matters relating to the operation and administration of the Trust as they may consider advisable in the interest of the Trust and so that no person claiming an interest under this Trust shall be entitled to question the legality or correctness of any arrangement or agreement made between the Directors, the Company and the Trustees in relation to such operation or administration.

5.3	The decision of the Directors in any dispute affecting Participants or the Company shall be final and conclusive.

5.4
The Trustees may employ on such terms as the Directors may agree as to remuneration, any agent or agents to transact all or any business of whatsoever nature required to be done in the proper administration of the Trust.

6.	RESIDENCE OF TRUSTEES

Every Trustee shall be resident in the United Kingdom. The Directors shall immediately remove any Trustee who ceases to be so resident and, if necessary, appoint a replacement.

7.	CHANGE OF TRUSTEES

7.1
The Company has the power to appoint or remove any Trustee for any reason. The change of Trustee shall be effected by deed and shall take effect from the date that written notice of such removal is delivered to the Trustees, or such later date as the Directors and the Trustees shall agree. Any Trustee may resign on three months notice given in writing to the Company, provided that there will be at least two Trustees or a corporate Trustee immediately after the retirement.

7.2
Upon removal of any Trustees, the Trustees shall execute all such transfers or other documents, and shall do all such acts or things, as may be necessary to ensure that any Trust Fund assets held by the retiring Trustees shall be vested in or placed under the control of the new or remaining Trustees and the retiring Trustees shall deliver all documentation in the retiring Trustees’ possession relating to the Plan to the new or remaining Trustees.

7.3	The statutory power of appointing new or additional Trustees shall not apply to this Plan.
8.	INVESTMENT AND DEALING WITH TRUST ASSETS

8.1	Save as otherwise provided for by the Plan the Trustees shall not sell or otherwise dispose of Plan Shares.

8.2
The Trustees shall obey any directions given by a Participant in accordance with the Rules in relation to his Plan Shares and any rights and income relating to those Shares. In the absence of any such direction, or provision by the Plan, the Trustees shall take no action. If no directions are received from Participants in relation to the action they wish the Trustees to take in voting their Plan Shares, those Shares will not be voted.

8.3	The Company shall, as soon as practicable after deduction from Salary, pass the Partnership Share Money to the Trustees who will put the money into an account with:

(a)	a person falling within section 991(2)(b) of the Income Tax Act 2007 (the “ITA 2007”) (certain persons permitted to accept deposits);

(b)	a Building Society (as defined in the Building Societies Act, 1986); or

(c)	a firm falling within section 991(2)(c) of ITA 2007 (European Economic Area firms permitted to accept deposits),

until it is either used to acquire Partnership Shares on the Acquisition Date, or, in accordance with the Plan, returned to the individual from whose Salary the Partnership Share Money has been deducted. The Trustees shall pass on any interest arising on this invested money to the individual from whose Salary the Partnership Share Money has been deducted at least once in each calendar year. The Trustees are, however, not obliged to keep monies in an interest bearing account.

8.4	The Trustees may either retain or sell Unawarded Shares at their absolute discretion. The proceeds of any sale of Unawarded Shares shall form part of Surplus Assets.

8.5	The Trustees shall have all the powers of investment of a beneficial owner in relation to Surplus Assets.

8.6
The Trustees shall not be under any liability to the Company or to current or former Qualifying Employees by reason of a failure to diversify investments, which results from the retention of Plan Shares or Unawarded Shares.

8.7
The Trustees are not required to interfere in the management or conduct of the business of the Parent Company regardless of the size of the Trustees’ holding of Shares, and will not be obliged to seek information about the affairs of the Parent Company and may leave the conduct of the Parent Company’s business wholly to the directors or management of the Parent Company.

8.8
The Trustees may delegate powers, duties or discretions to any persons and on any terms. No delegation made under this Clause shall divest the Trustees of their responsibilities under this Deed or under the Schedule.

8.9
The Trustees may allow any Shares to be registered in the name of an appointed nominee or custodian provided that such Shares shall be registered in a designated account. Such registration shall not divest the Trustees of their responsibilities under this Deed or the Schedule.

8.10
The Trustees may at any time, and shall if the Directors so decide, revoke any delegation made under this Clause or require any Plan assets held by another person to be returned to the Trustees, or both.

9.	LOANS TO TRUSTEES

The Trustees shall have the power to borrow money, with the written consent of the Company, for the purpose of:

(a)	acquiring Shares; and

(b)	paying any other expenses properly incurred by the Trustees in administering the Plan.

Where a loan is to be provided by the Company or an Associated Company then it shall be made pursuant to a written loan agreement.

10.	TRUSTEES’ OBLIGATIONS UNDER THE PLAN

Notice of Award of Free Shares and Matching Shares

10.1	As soon as practicable after Free Shares and Matching Shares have been awarded to a Participant, the Trustees shall give the Participant a notice stating:

(a)	the number and description of those Shares;

(b)	whether those Shares are subject to any restrictions within the meaning of paragraph 99(4) of the Schedule and, if so, the details of those restrictions;

(c)	their Initial Market Value on the date of Award; and

(d)	the Holding Period applicable to them and any applicable Forfeiture Period.

Notice of Award of Partnership Shares

10.2	As soon as practicable after any Partnership Shares have been acquired for a Participant and at least once in every six months, the Trustees shall give the Participant a notice stating:

(a)	the number and description of those Shares;

(b)	whether those Partnership Shares are subject to any restrictions within the meaning of paragraph 99(4) of the Schedule and, if so, the details of those restrictions;

(c)	the amount of money applied by the Trustees in acquiring those Shares on behalf of the Participant; and

(d)	the Market Value used to determine the number of Shares awarded, in accordance with Rule 5.14.

Notice of acquisition of Dividend Shares

10.3	As soon as practicable after Dividend Shares have been acquired on behalf of a Participant, the Trustees shall give the Participant a notice stating:

(a)	the number and description of those Shares;
(b)	their Market Value on the Acquisition Date;
(c)	the Holding Period applicable to them; and

(d)	any amount not reinvested and carried forward for acquisition of further Dividend Shares.

Notice of any foreign tax deducted before dividend paid

10.4
Where any foreign cash dividend is received in respect of Plan Shares held on behalf of a Participant, the Trustees shall give the Participant notice of the amount of any foreign tax deducted from the dividend before it was paid.

Restrictions during the Holding Period

10.5
During the Holding Period the Trustees shall not dispose of any Free Shares, Matching Shares or Dividend Shares (whether by transfer to the employee or otherwise) except as allowed by the following paragraphs of the Schedule:

(a)	paragraph 37 (power of participant to direct trustees to accept general offers);

(b)	paragraph 77 (power of trustees to raise funds to subscribe for rights issue);

(c)	paragraph 79 (meeting by trustees of PAYE obligations); and

(d)	paragraph 90(5) (effect of plan termination notice: early removal of shares with Participant’s consent).

PAYE and other tax liabilities

10.6
The Trustees may dispose of a Participant’s Shares or accept a sum from the Participant in order to meet any PAYE liability in the circumstances provided in sections 510 - 512 of ITEPA (PAYE: shares ceasing to be subject to the plan) and any employee’s NICs liability.

10.7
Where the Trustees receive a sum of money which constitutes a Capital Receipt in respect of which a Participant is chargeable to income tax under section 501 of ITEPA, the Trustees shall pay to the employer a sum equal to that on which income tax is so payable.

10.8
The Trustees shall maintain the records necessary to enable them to carry out their PAYE and NICs obligations, and the PAYE and employee’s NICs obligations of the employer company so far as they relate to the Plan.

10.9
Where the Participant becomes liable to income tax under ITEPA or Chapter 3 or 4 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 (dividends etc from UK or non-UK resident companies etc), the Trustees shall inform the Participant of any facts which are relevant to determining that liability.

10.10
The Trustees shall maintain records of the Participants who have participated in one or more other plans approved under the Schedule or qualifying as a Schedule 2 SIP established by the Company or a Connected Company to ensure compliance with Rules 3.2 and 3.3.

Money’s worth received by Trustees

10.11
The Trustees shall pay over to the Participant as soon as is practicable, any money or money’s worth received by them in respect of or by reference to any shares, other than new shares within paragraph 86 of the Schedule (company reconstructions).

This is subject to:

(a)	the provisions of Part VIII of the Schedule (cash dividend and dividend shares);

(b)	the Trustees’ obligations under sections 510 - 514 of ITEPA (PAYE: obligations to make payments to employer); and

(c)	the Trustees’ PAYE obligations.

General offers

10.12
If any offer, compromise, arrangement or scheme is made which affects the Free Shares or Matching Shares or Partnership Shares or Dividend Shares the Trustees shall notify Participants. Each Participant may direct how the Trustees shall act in relation to that Participant’s Plan Shares. In the absence of any direction, the Trustees shall take no action.

11.	POWER OF TRUSTEES TO RAISE FUNDS TO SUBSCRIBE FOR A RIGHTS ISSUE

If instructed by a Participant in respect of his Plan Shares the Trustees may dispose of some of the rights under a rights issue arising from those Shares to obtain enough funds to exercise the remaining rights. The rights referred to are the rights to buy additional shares or rights in the same company.

12.	POWER TO AGREE MARKET VALUE OF SHARES

Where the Market Value of Shares is to be determined for the purposes of the Schedule, the Trustees may agree with HM Revenue & Customs that it shall be determined by reference to such date or dates, or to an average of the values on a number of dates, as specified in the agreement.

13.	PERSONAL INTEREST OF TRUSTEES

Trustees, and directors, officers or employees of a corporate Trustee, shall not be liable to account for any benefit accruing to them by virtue of their:

(a)	participation in the Plan as a Qualifying Employee;

(b)	ownership, in a beneficial or fiduciary capacity, of any shares or other securities in the Company;

(c)	being a director or employee of the Company, being a creditor, or being in any other contractual relationship with any such company.

14.	TRUSTEES’ MEETINGS

If and so long as there is more than one Trustee, the Trustees shall hold meetings as often as is necessary for the administration of the Plan. There shall be at least two Trustees present at a meeting except where the Trustee is a sole corporate trustee and the Trustees shall give due notice to all the Trustees of such a meeting. Decisions made at such a meeting by a majority of the Trustees present shall be binding on all the Trustees. A written resolution signed by all the Trustees shall have the same effect as a resolution passed at a meeting.

15.	SUBSIDIARY COMPANIES

15.1
Any Subsidiary may with the agreement of the Directors become a party to this Deed and the Plan by executing a deed of adherence agreeing to be bound by the Deed and Rules, for so long as there are subsisting Awards to its employees or ex-employees.

15.2	A Participating Company that ceases to be a Subsidiary shall cease to be a Participating Company.

15.3
The Directors may at any time resolve that a Participating Company shall cease to be a Participating Company and shall notify HM Revenue & Customs (if required), the Trustees and the Participating Company accordingly in writing as soon as possible.

16.	EXPENSES OF PLAN

The Company shall meet the costs of the preparation and administration of this Plan.

17.	TRUSTEES’ LIABILITY, INDEMNITY AND FEES

17.1
The Company shall indemnify each of the Trustees, and the directors, officers and employees of a corporate Trustee, against any expenses and liabilities which are incurred through acting as a Trustee of the Plan and which cannot be recovered from the Trust Fund and in respect of indemnities conferred upon the Trustees by law and the Trustee Act 1925. This does not apply to expenses and liabilities which are incurred through fraud, wilful wrongdoing or negligence or are covered by insurance under Clause 17.4.

17.2	The Trustee shall have the benefit of all the powers, privileges and immunities conferred on trustees by statute or law.

17.3
No Trustee shall be personally liable for any breach of trust (other than through fraud, wilful wrongdoing or negligence) over and above the extent to which the Trustee, and the directors, officers and employees of a corporate Trustee, are indemnified by the Company in accordance with Clause 17.1 above.

17.4
A non-remunerated Trustee may insure the Plan against any loss caused by him or any of his employees, officers, agents or delegates. A non-remunerated Trustee may also insure himself and any of these persons against liability for breach of trust not involving fraud or wilful wrongdoing or negligence of the Trustee or the person concerned.

17.5
A Trustee who carries on a profession or business may charge for services rendered on a basis agreed with the Company. A firm or company in which a Trustee is interested or by which he is employed may also charge for services rendered on this basis and may, unless otherwise agreed, act in accordance with its general terms and conditions from time to time in force.

17.6
Without limiting the foregoing, the Company will, and will procure that each Participating Company will, act in accordance with the terms and conditions of the provision of trustee services as agreed with the Trustee from time to time.

18.	COVENANT BY THE COMPANY

The Company hereby covenants with the Trustees that it shall pay to the Trustees all sums which it is required to pay under the Rules and shall at all times comply with the Rules.

19.	ACCEPTANCE OF GIFTS

The Trustees may accept gifts of Shares and other assets which shall be held upon the trusts declared by Clause 3.1 or 3.2 as the case may be.

20.	TRUSTEES’ LIEN

The Trustees’ lien over the Trust Fund in respect of liabilities incurred by them in the performance of their duties (including the repayment of borrowed money and tax liabilities) shall be enforceable subject to the following restrictions:

(a)	the Trustees shall not be entitled to resort to Partnership Share Money for the satisfaction of any of their liabilities; and
(b)	the Trustees shall not be entitled to resort to Plan Shares for the satisfaction of their liabilities except to the extent that this is permitted by the Plan.

21.	AMENDMENTS TO THE PLAN

The Directors may, with the Trustees’ written consent, from time to time amend the Plan provided that:

(a)
no amendment which would adversely prejudice to a material extent the rights attaching to any Plan Shares awarded to or acquired by Participants may be made nor may any alteration be made giving to Participating Companies a beneficial interest in Plan Shares; and

(b)	any amendment to the Deed shall be made by supplemental deed; and

(c)	any amendment to the Rules may be made by supplemental deed or resolution of the Directors.

22.	TERMINATION OF THE PLAN

22.1	The Plan shall terminate:
(a)	in accordance with a Plan Termination Notice issued by the Directors acting on behalf of the Company to the Trustees under paragraph 89 of the Schedule; or

(b)	if earlier, on the expiry of the Trust Period.

22.2	The Company shall execute a Plan Termination Notice in the event of its insolvency.

22.3
The Directors shall immediately upon executing a Plan Termination Notice provide a copy of the notice to the Trustees and each individual for whom the Trustees hold Plan Shares or who has entered into a Partnership Share Agreement which was in force immediately before the Plan Termination Notice was issued.

22.4	Upon the issue of a Plan Termination Notice or upon the expiry of the Trust Period paragraph 90 of the Schedule shall have effect.

22.5
Any Shares or other assets which remain undisposed of after the requirements of paragraph 90 of the Schedule have been complied with shall be held by the Trustees upon trust to pay or apply them to or for the benefit of the Company as at the termination date in such proportion, having regard to their respective contributions, as the Trustees shall in their absolute discretion think appropriate.

23.	NOTICES

Each advice, request, or other communication to be given or made under the Plan shall be in writing and delivered or sent to the relevant party at its postal or electronic address as notified to the other party. The Directors may appoint a Participating Company to act as agent for service in the United Kingdom. To the extent agreed by the Company and the Trustees, communications between the parties to this Deed and to Participants may also be by electronic means.

24.	PROPER LAW

This Deed and the Rules of the Plan shall be governed by and construed in accordance with the laws of England and Wales.

IN WITNESS whereof this deed has been executed and delivered the day and year first above written.

SCHEDULE

RULES of the ANADARKO ALGERIA COMPANY LLC
SHARE INCENTIVE PLAN

1.	DEFINITIONS

2.	PURPOSE OF THE PLAN

3.	ELIGIBILITY OF INDIVIDUALS

4.	PARTICIPATION ON SAME TERMS

5.	PARTNERSHIP SHARES (PART A)

6.	MATCHING SHARES (PART B)

7.	FREE SHARES (PART C)

8.	DIVIDEND SHARES (PART D)

9.	ACQUISITION OF SHARES

10.	COMPANY RECONSTRUCTIONS

11.	RIGHTS ISSUES

12.	LEAVERS

13.	FORFEITURE

14.	ADMINISTRATIVE RESPONSIBILITIES

15.	ADMINISTRATION OF THE PLAN

RULES
of the
ANADARKO ALGERIA COMPANY LLC
SHARE INCENTIVE PLAN

1.	DEFINITIONS

1.1	The following words and expressions have the following meanings:

“Accumulation Period”	in relation to Partnership Shares, the period during which the Trustees accumulate a Qualifying Employee’s Partnership Share Money before acquiring Partnership Shares or repaying it to the employee

“Acquisition Date”
(a)   in relation to Partnership Shares, where there is no Accumulation Period, the meaning given by paragraph 50(4) of the Schedule;

(b)   in relation to Partnership Shares, where there is an Accumulation Period, the meaning given by paragraph 52(5) of the Schedule; and

(c)   in relation to Dividend Shares, the meaning given by paragraph 66(4) of the Schedule

“Associated Company”	the meaning given by paragraph 94 of the Schedule

“Award Date”	in relation to Free Shares or Matching Shares, the date on which such Shares are awarded

“Award”
(a)   in relation to Free Shares and Matching Shares, the appropriation of Free Shares and Matching Shares in accordance with the Plan; and

(b)   in relation to Partnership Shares, the acquisition of Partnership Shares on behalf of Qualifying Employees in accordance with the Plan

“CA 2006”	the Companies Act 2006

“Capital Receipt”	the same meaning as in section 502 of ITEPA

“Close Company”	the same meaning as in section 439 of the CTA 2010, as modified by paragraph 20 of the Schedule

“Company”	Anadarko Algeria Company LLC

“Connected Company”	the same meaning as in paragraph 18(3) of the Schedule

“Control”	the same meaning as in section 995 of ITA 2007

“CTA 2010”	the Corporation Tax Act 2010

“Dealing Day”	a day on which the Stock Exchange is open for the transaction of business

“Deed”	the trust deed constituting the Trust to the Plan with any subsequent amendment thereto

“Directors”	the officers of the Company (or duly authorised committee comprised of officers of the Company)

“Dividend Shares”	Shares acquired on behalf of a Participant from reinvestment of dividends under Part D of the Plan and which are subject to the Plan

“Forfeiture Period”
in relation to Free Shares and Matching Shares, the period of up to three years from the Award Date determined by the Directors and specified in the Free Share Agreement or Partnership Share Agreement (as applicable) pursuant to Rule 13

“Free Share Agreement”	an agreement in the terms set out in Appendix 2 (or in such other form as specified by the Directors and which meets the requirements of the Schedule)

“Free Shares”	Shares awarded under Part C of the Plan which are subject to the Plan

“Holding Period”
(a)     in relation to Free Shares, the period specified by the Directors as mentioned in Rule 7.12;

(b)     in relation to Matching Shares, the period specified by the Directors as mentioned in Rule 6.5; and

(c)     in relation to Dividend Shares, the period of 3 years from the Acquisition Date

“ITA 2007”	the Income Tax Act 2007

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003

“Initial Market Value”	the Market Value of a Share on an Award Date. Where the Share is subject to a restriction or risk of forfeiture, the market value shall be determined without reference to that restriction or risk

“Market Value”	in relation to Shares to be awarded under the Plan on any date:

(a) where the Shares are listed on the Stock Exchange

(i)   if, and only if, all the Shares acquired for Award on an Acquisition Date or an Award Date are purchased and awarded to all Participants over five or fewer consecutive days ending on the Award Date or on the day immediately preceding the Award Date, the average of the prices paid by the Trustees for those Shares in Sterling

or

(ii)   if all the Shares acquired for Award are not purchased and awarded to all Participants in the way specified at (i) above, the Sterling equivalent of the closing middle market quotation of a Share on the immediately preceding Dealing Day (as derived from the Stock Exchange)

(b)   on any day where (a) above does not apply, the market value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of the Plan with HM Revenue & Customs Shares and Assets Valuation division on or before that day

“Matching Shares”	Shares awarded under Part B of the Plan and which are subject to the Plan

“NICs”	National Insurance Contributions

“Parent Company”	Anadarko Petroleum Corporation

“Participant”	an individual who has received under the Plan an Award of Free Shares, Matching Shares or Partnership Shares, or on whose behalf Dividend Shares have been acquired

“Participating Company”	the Company and such of its Subsidiaries as are parties to the Deed or have executed deeds of adherence to the Plan under Clause 15 of the Trust Deed

“Partnership Share Agreement”	an agreement in the terms agreement in the terms set out in Appendix 1 (as specified by the Directors and which meets the requirements of the Schedule)

“Partnership Shares”	Shares awarded under Part A of the Plan and which are subject to the Plan

“Partnership Share Money”	money deducted from a Qualifying Employee’s Salary pursuant to a Partnership Share Agreement and held by the Trustees to acquire Partnership Shares or to be returned to such a person

“PAYE”	the “Pay As You Earn” system

“Performance Allowances”	The criteria for an Award of Free Shares where: (a) whether Shares are awarded; or (b) the number or value of Shares awarded is conditional on performance targets being met

“Plan”	this plan, being the Anadarko Algeria Company LLC Share Incentive Plan including the Trust Deed, Schedule and Appendices

“Plan Shares”
(a)   Free Shares, Matching Shares or Partnership Shares awarded to Participants;

(b)   Dividend Shares acquired on behalf of Participants; and

(c)   shares in relation to which paragraph 87 (company reconstructions: new shares) of the Schedule applies that remain subject to the Plan

“Plan Termination Notice”	a notice issued under paragraph 89 of the Schedule

“Qualifying Company”	the same meaning as in paragraph 17 of the Schedule

“Qualifying Corporate Bond”	the same meaning as in section 117 of the Taxation of Chargeable Gains Act 1992

“Qualifying Employee”	an employee who must be invited to participate in an award in accordance with Rule 3.5 and any employee who the Directors have invited in accordance with Rule 3.6

“Qualifying Period”	a period as the Directors shall in their absolute discretion so decide being:

(a)   in the case of Free Shares a period not exceeding 18 months before the Award is made;

(b)   in the case of Partnership Shares and Matching Shares where there is an Accumulation Period a period not exceeding six months before the start of the Accumulation Period;

(c)   in the case of Partnership Shares and Matching Shares where there is no Accumulation Period a period not exceeding 18 months before the deduction of Partnership Share Money relating to the Award

“Redundancy”	the same meaning as in the Employment Rights Act 1996

“Relevant Employment”	employment by the Company or any Associated Company

“Rules”	these Rules together with any amendments thereto effected in accordance with Clause 21 of the Deed

“Salary”	the same meaning as in paragraph 43(4) of the Schedule

“Schedule”	Schedule 2 to ITEPA

“Schedule 2 SIP”	a share incentive plan that meets the requirements of Parts 2 to 9 of the Schedule (as defined in paragraph 1(A1) of the Schedule)

“Shares”	shares of common stock in the capital of the Parent Company which comply with the conditions set out in paragraphs 26 to 29 (inclusive) of the Schedule

“Subsidiary”
any company which is for the time being under the Control of the Company and/or any company that is jointly owned by the Company which is not already a Participating Company under any other share incentive plan which has been approved by HM Revenue & Customs under the Schedule or which qualifies as a Schedule 2 SIP

“Stock Exchange”	the New York Stock Exchange (or such successor organisation)

“Tax Year”	a year beginning on 6 April and ending on the following 5 April

“Trustees”	the trustees or trustee for the time being of the Plan or any subsequent trustee or trustees as provided for in accordance with Clause 7 of the Deed

“Trust Fund”	all assets transferred to the Trustees to be held on the terms of the Deed and the assets from time to time representing such assets, including any accumulations of income

“Trust Period”	the period of 80 years beginning with the date of the Deed or (if shorter) the period beginning with the date of the Deed and expiring pursuant to the provisions of Clause 22 of the Deed

1.2
References to any Act, or Part, Chapter, or section (including ITEPA, CTA 2010 and ITA 2007) shall include any statutory modification, amendment or re-enactment of that Act, for the time being in force.

1.3
Words of the feminine gender shall include the masculine and vice versa and words in the singular shall include the plural and vice versa unless, in either case, the context otherwise requires or it is otherwise stated.

2.	PURPOSE OF THE PLAN

The purpose of the Plan is as described by paragraph 7 of the Schedule and is to enable, in accordance with the Schedule, Qualifying Employees of Participating Companies to acquire Shares in the Parent Company which give them a continuing stake in the Parent Company.

3.	ELIGIBILITY OF INDIVIDUALS

3.1	Subject to Rule 3.3, individuals are eligible to participate in an Award only if:

(a)	they are employees of a Participating Company;

(b)	they have been employees of a Qualifying Company at all times during any Qualifying Period;

(c)	they are eligible on the date(s) set out in paragraph 14 of the Schedule; and

(d)	they do not fail to be eligible under Rule 3.2.

3.2
Individuals are not eligible to participate in an Award of Partnership Shares or Matching Shares or Free Shares in any Tax Year if in that Tax Year they have received (or are to receive at the same time) an award under another plan established by the Company or a Connected Company which has been approved under the Schedule or which qualifies as a Schedule 2 SIP, or if they would have received such an award but for their failure to obtain a Performance Allowance (see Rule 7.5).

3.3
If a Participant receives an Award of Shares under the Plan in a Tax Year in which they have already received an award of shares under one or more other plans established by the Company or a Connected Company and approved under the Schedule or qualifying as a Schedule 2 SIP, the following shall apply as if the Plan and the other plan or plans were a single plan:

(a)	Rule 7.4 (maximum annual award in respect of Free Shares);

(b)	Rules 5.3 and 5.4 (maximum amount of deductions in respect of Partnership Shares).

3.4	Notwithstanding any provision of any other of these Rules whatsoever:

(a)
the Plan shall not form part of any contract of employment between the Company, the Parent Company, a Subsidiary or any Associated Company and any Participant and it shall not confer on any Participant any legal or equitable rights (other than those constituted by the grant of Awards themselves) whatsoever against the Company, the Parent Company, a Subsidiary or an Associated Company directly or indirectly or give rise to any cause of action at law or in equity against the Company, the Parent Company, a Subsidiary or any Associated Company;

(b)
participation in an Award is a matter entirely separate from any pension right or entitlement a Participant may have and from his terms or conditions of employment and participation in the Plan shall in no respect whatever affect his pension rights or entitlements or terms or conditions of employment and in particular (but without limiting the generality of the foregoing) any Participant who ceases to be an employee of the Company, the Parent Company, a Subsidiary or an Associated Company shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever and notwithstanding that he may have been dismissed wrongfully or unfairly (within the meaning of the Employment Rights Act 1996).

Employees who must be invited to participate in Awards

3.5
Individuals shall be eligible to receive an Award of Shares under the Plan if they meet the requirements in Rule 3.1 and are UK resident taxpayers (within the meaning of paragraph 8(2) of the Schedule). In this case they shall be invited to participate in any Awards of Free Shares, Partnership Shares or Matching Shares, and acquisitions of Dividend Shares, as are set out in the Plan.

Employees who may be invited to participate in Awards

3.6
The Directors may also invite, at their discretion, any employee who meets the requirements in Rule 3.1 to participate in any Award of Free Shares, Partnership Shares or Matching Shares, and acquisitions of Dividend Shares, as are set out in the Plan. The Directors shall notify the Trustees of employees who participate under this Rule.

4.           PARTICIPATION ON SAME TERMS

4.1	Every Qualifying Employee shall be invited to participate in an Award on the same terms. All who do participate in an Award shall do so on the same terms.

4.2	The Directors may make an Award of Free Shares to Qualifying Employees by reference to their remuneration, length of service or hours worked.

4.3	The Directors may make an Award of Free Shares to Qualifying Employees by reference to their performance as set out in Rule 7.5.

4.4	The Company shall make contributions to the Trustees to finance any purchase by the Trustees of Free and/or Matching Shares for award on an Award Date.

PART A

5.	PARTNERSHIP SHARES

5.1
The Directors may at any time invite every Qualifying Employee to enter into a Partnership Share Agreement, should the Directors decide to offer Partnership Shares, in accordance with this Part of the Rules. The Directors shall determine whether there is to be an Accumulation Period. An Accumulation Period may be up to 12 months and shall apply equally to all Qualifying Employees in the Plan.

5.2	Partnership Shares shall not be subject to any provision under which they may be forfeit, and may be withdrawn from the Plan by a Participant at any time.

Maximum amount of deductions

5.3
The amount of Partnership Share Money deducted from an employee’s Salary shall not exceed £1,800 in any tax year (or such other amount as may from time to time be permitted under paragraph 46(1) of the Schedule and approved by the Directors), and the Directors may set a lower limit.

5.4
The amount of Partnership Share Money deducted from an employee’s Salary over any Tax Year shall not exceed 10% (or such other percentage as may from time to time be permitted under paragraph 46(2) of the Schedule and approved by the Directors) of the total of the payments of Salary made to such employee for the Tax Year. The Directors may set a lower annual limit, which may be framed in accordance with paragraph 46(4A) of the Schedule.

5.5	Any amount deducted in excess of that allowed by Rule 5.3 or Rule 5.4 shall be paid over to the employee, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

Minimum amount of deductions

5.6
The minimum amount to be deducted under the Partnership Share Agreement on any occasion shall be the same in relation to all Partnership Share Agreements entered into in response to invitations issued on the same occasion. It shall not be greater than £10, or any other limit as amended by legislation from time to time.

Notice of possible effect of deductions on benefit entitlement

5.7	Every Partnership Share Agreement shall contain a notice under paragraph 48 of the Schedule.

Restriction imposed on number of Shares awarded

5.8	The Directors may specify the maximum number of Shares to be included in an Award of Partnership Shares.

5.9
The Partnership Share Agreement shall contain an undertaking by the Company to notify each Qualifying Employee of any restriction on the number of Shares to be included in an Award of Partnership Shares.

5.10	The notification in Rule 5.9 above shall be given:

(a)	if there is no Accumulation Period, before the deduction of the Partnership Share Money relating to the Award; and

(b)	if there is an Accumulation Period, before the beginning of the Accumulation Period relating to the Award.

Plan with no Accumulation Period

5.11
The Trustees shall acquire Partnership Shares on behalf of the Qualifying Employee using the Partnership Share Money. They shall acquire the Partnership Shares on the Acquisition Date. The number of Shares awarded to each employee shall be determined in accordance with the Market Value of the Shares on that date.

Plan with Accumulation Period

5.12	If there is an Accumulation Period, the Trustees shall acquire Partnership Shares on behalf of the Qualifying Employee, on the Acquisition Date, using the Partnership Share Money.

5.13
The Partnership Share Agreement must specify when each Accumulation Period begins and ends, and may specify that an Accumulation Period comes to an end on the occurrence of a specified event. The beginning of the first Accumulation Period must not be later than the date on which the first deduction of Partnership Share Money is made.

5.14	The number of Shares acquired on behalf of each Participant shall be determined by reference to one of the following methods:

(a)	the lower of the Market Value of the Shares at the beginning of the Accumulation Period and the Market Value of the Shares on the Acquisition Date;

(b)	the Market Value of the Shares at the beginning of the Accumulation Period; and

(c)	the Market Value of the Shares on the Acquisition Date.

and the method to be used shall be specified in the Partnership Share Agreement.

5.15
If a transaction occurs during an Accumulation Period which results in a new holding of shares being equated for the purposes of capital gains tax with any of the Shares to be acquired under the Partnership Share Agreement, the employee may agree that the Partnership Share Agreement shall have effect after the time of that transaction as if it were an agreement for the purchase of shares comprised in the new holding.

Surplus Partnership Share Money

5.16	Any surplus Partnership Share Money remaining after the acquisition of Partnership Shares by the Trustees:

(a)	may, with the agreement of the Participant, be carried forward to the next Accumulation Period or (where there is no Accumulation Period) the next deduction date; and

(b)	in any other case, shall be paid over to the Participant, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

5.17	Where the Participant ceases to be in Relevant Employment during an Accumulation Period, the Trustees shall repay all surplus Partnership Share Money to the Participant as soon as practicable.

Scaling down

5.18
If the Company receives applications for Partnership Shares exceeding the Award maximum determined in accordance with Rule 5.8 then the following steps shall be taken in sequence until the excess is eliminated.

Step 1.	the excess of the monthly deduction chosen by each applicant over £10 shall be reduced pro rata;
Step 2.	all monthly deductions shall be reduced to £10;
Step 3.	applications shall be selected by lot, each based on a monthly deduction of £10.
Each application shall be deemed to have been modified or withdrawn in accordance with the foregoing provisions, and each employee who has applied for Partnership Shares shall be notified of the change.

Stopping and re-starting deductions

5.19
An employee may stop, re-start or vary deductions under a Partnership Share Agreement at any time by notice in writing to their employing company, provided that if the Directors so determine (in respect of all Participants), deductions may not be re-started more than once in any Accumulation Period. Unless a later date is specified in the notice, such notice shall take effect as soon as practicable but in any event no later than 30 days after their employing company receives it. A Participant may not make up deductions that have been missed.

Withdrawal from Partnership Share Agreement

5.20
An employee may withdraw from a Partnership Share Agreement at any time by notice in writing to their employing company or the Directors. Unless a later date is specified in the notice, such a notice shall take effect as soon as practicable but in any event no later than 30 days after their employing company or the Directors receive it. Any Partnership Share Money then held on behalf of the employee shall be paid over to that employee as soon as practicable. This payment shall be subject to income tax under PAYE and NICs.

Repayment of Partnership Share Money on Termination

5.21
If a Plan Termination Notice is issued in respect of the Plan, any Partnership Share Money held on behalf of employees shall be repaid to them as soon as practicable, subject to deduction of income tax under PAYE, and NICs.

Repayment of Partnership Share Money on Plan ceasing to be a Schedule 2 SIP

5.22
If the Plan ceases to be a Schedule 2 SIP by virtue of paragraph 81H or 81I of the Schedule, any Partnership Share Money held on behalf of employees shall be repaid to them as soon as practicable after the relevant day (as defined in paragraph 56(2A) of the Schedule, if the Plan ceases to be a Schedule 2 SIP by virtue of paragraph 81H of the Schedule, or as defined in paragraph 56(2B) of the Schedule, if the Plan ceases to be a Schedule 2 SIP by virtue of paragraph 81I of the Schedule), subject to deduction of income tax under PAYE, and NICs.

PART B

6.	MATCHING SHARES

6.1
The Partnership Share Agreement sets out the basis on which a Participant is entitled to Matching Shares, should the Directors decide to offer Matching Shares, in accordance with this Part of the Rules.

General requirements for Matching Shares

6.2	Matching Shares shall:

(a)	be Shares of the same class and carrying the same rights as the Partnership Shares to which they relate;

(b)	subject to Rule 6.4, be awarded on the same day as the Partnership Shares to which they relate are acquired on behalf of the Participant; and

(c)	be awarded to all Participants on exactly the same basis.

Ratio of Matching Shares to Partnership Shares

6.3
The Partnership Share Agreement shall specify the ratio of Matching Shares to Partnership Shares for the time being offered by the Company and that ratio shall not exceed 2:1 (or such other ratio as may from time to time be permitted under paragraph 60(2) of the Schedule and approved by the Directors). The Directors may vary the ratio before Partnership Shares are acquired. Employees shall be notified of the terms of any such variation before the Partnership Shares are awarded under the Partnership Share Agreement.

6.4
If the Partnership Shares acquired on the day referred to in Rule 6.2(b) above are not sufficient to produce a Matching Share, the match shall be made when sufficient Partnership Shares have been acquired to allow at least one Matching Share to be appropriated.

Holding Period for Matching Shares

6.5
The Directors shall, in relation to each Award Date, specify a Holding Period throughout which a Participant shall be bound by the terms of the Partnership Share Agreement to permit the Matching Share Awards awarded to the Participant to remain in the hands of the Trustees and not to assign, charge or otherwise dispose of the beneficial interest in the Shares.

6.6
The Holding Period shall, in relation to each Award of Matching Shares, be a specified period of not less than 3 years nor more than 5 years (or such other periods as may be from time to time be specified under paragraph 61 of the Schedule and approved by the Directors), beginning with the Award Date and shall be the same for all Participants who receive an Award of Matching Shares at the same time. The Holding Period shall not be increased in respect of Matching Shares awarded under the Plan.

6.7	If at any time during the Holding Period the Participant ceases to be in Relevant Employment, the Participant’s obligations with respect to that period come to an end.

6.8	A Participant may during the Holding Period direct the Trustees:

(a)
to accept an offer for any of their Matching Shares if the acceptance or agreement shall result in a new holding being equated with those original Matching Shares for the purposes of capital gains tax; or

(b)
to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Matching Shares if the offer forms part of such a general offer as is mentioned in paragraph (c) below; or

(c)
to accept an offer of cash, with or without other assets, for their Matching Shares if the offer forms part of a general offer (which can be made to different shareholders by different means) which is made to holders of shares of the same class as their Matching Shares or to the holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of sections 450 and 451 of the CTA 2010; or

(d)
to exercise a right arising under section 983 of the CA 2006 to require the offeror to acquire their Matching Shares, in the case of a takeover offer (as defined in section 974 of the CA 2006) that relates to the Parent Company and where the class or classes of shares to which the takeover offer relates includes the class of their Matching Shares; or

(e)
to agree to a transaction affecting their Matching Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting;

(i)	all of the ordinary share capital of the Parent Company or, as the case may be, all the shares of the class in question; or

(ii)
all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan which has been approved under the Schedule or which qualifies as a Schedule 2 SIP.

PART C
7.	FREE SHARES

7.1	The Directors may at any time invite every Qualifying Employee to enter into a Free Share Agreement, should the Directors decide to offer Free Shares, in accordance with this Part of the Rules.

7.2	The Trustees, acting with the prior consent of the Directors, may from time to time award Free Shares.

7.3	The number of Free Shares to be awarded by the Trustees to each Qualifying Employee on an Award Date shall be determined by the Directors in accordance with this Rule.

Maximum annual Award

7.4
The Initial Market Value of the Shares awarded to a Qualifying Employee in any Tax Year shall not exceed £3,600 (or such other amount as may from time to time be permitted under paragraph 35 of the Schedule and approved by the Directors).

Allocation of Free Shares by reference to performance

7.5	The Directors may stipulate that the number of Free Shares (if any) to be awarded to each Qualifying Employee on a given Award Date shall be determined by reference to Performance Allowances.

7.6	If Performance Allowances are used, they shall apply to all Qualifying Employees.

7.7

(a)
Performance Allowances shall be determined by reference to such fair and objective criteria (performance targets) relating to business results as the Directors shall determine over such period as the Directors shall specify;

(b)	performance targets must be set for performance units of one or more employees; and

(c)	for the purposes of an Award of Free Shares an employee must not be a member of more than one performance unit.

7.8	Where the Directors decide to use Performance Allowances it shall, as soon as reasonably practicable:

(a)	notify each employee participating in the Award of the performance targets and measures which, under the Plan, shall be used to determine the number or value of Free Shares awarded to him; and

(b)
notify all Qualifying Employees of any Participating Company, in general terms, of the performance targets and measures to be used to determine the number or value of Free Shares to be awarded to each Participant in the Award.

7.9
The Directors shall determine the number of Free Shares (if any) to be awarded to each Qualifying Employee by reference to performance using method 1 or method 2. The same method shall be used for all Qualifying Employees for each Award.

Performance Allowances: method 1

7.10	By this method:

(a)	at least 20% of Free Shares awarded in any performance period shall be awarded without reference to performance;

(b)	the remaining Free Shares shall be awarded by reference to performance; and

(c)	the highest Award made to an individual by reference to performance in any period shall be no more than four times the highest Award to an individual without reference to performance.

If this method is used:

●	the Free Shares awarded without reference to performance (paragraph (a) above) shall be awarded on the same terms mentioned in Rule 4 and are to be treated as separate Awards of Free Shares;

●	the Free Shares awarded by reference to performance (paragraph (b) above) need not be allocated on the same terms mentioned in Rule 4; and

●	if Free Shares of different classes are awarded, the requirements of this Rule 7.10 apply separately in relation to each class.

Performance Allowances: method 2

7.11	By this method:

(a)	some or all Free Shares shall be awarded by reference to performance (and the performance targets must be consistent targets);

(b)	the Award of Free Shares to Qualifying Employees who are members of the same performance unit shall be made on the same terms, as mentioned in Rule 4; and

(c)	Free Shares awarded for each performance unit shall be treated as separate Awards.

Holding Period for Free Shares

7.12
The Directors shall, in relation to each Award Date, specify a Holding Period throughout which a Participant shall be bound by the terms of the Free Share Agreement to permit the Free Share Awards awarded to the Participant to remain in the hands of the Trustees and not to assign, charge or otherwise dispose of the beneficial interest in the Shares.

7.13
The Holding Period shall, in relation to each Award, be a specified period of not less than 3 years nor more than 5 years (or such other periods as may from time to time be specified under paragraph 36(2) of the Schedule and approved by the Directors), beginning with the Award Date and shall be the same for all Participants who receive an Award at the same time. The Holding Period shall not be increased in respect of Free Shares already awarded under the Plan.

7.14	If at any time during the Holding Period the Participant ceases to be in Relevant Employment, the Participant’s obligations with respect to that period come to an end.

7.15	A Participant may during the Holding Period direct the Trustees:

(a)	to accept an offer for any of their Free Shares if the acceptance or agreement shall result in a new holding being equated with those Shares for the purposes of capital gains tax; or

(b)
to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Free Shares if the offer forms part of such a general offer as is mentioned in paragraph (c) below; or

(c)
to accept an offer of cash, with or without other assets, for their Free Shares if the offer forms part of a general offer (which can be made to different shareholders by different means) which is made to holders of shares of the same class as their Shares, or to holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of sections 450 and 451 of the CTA 2010; or

(d)
to exercise a right arising under section 983 CA 2006 to require the offeror to acquire their Free Shares, in the case of a takeover offer (as defined in section 974 of the CA 2006) that relates to the Parent Company and where the class or classes of shares to which the takeover offer relates includes the class of their Shares; or

(e)
to agree to a transaction affecting their Free Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:

(i)	all of the ordinary share capital of the Parent Company or, as the case may be, all the shares of the class in question; or

(ii)
all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan which has been approved under the Schedule or which qualifies as a Schedule 2 SIP.

7.16
The performance targets and measures referred to in this Rule 7 may be relaxed, waived, or amended if an event occurs which causes the Directors to consider that any of the existing targets or measures have become unfair or impractical. Provided that any such relaxation, waiver or amendment shall be fair and reasonable and any amended target or measure shall not be any more difficult or any less difficult to satisfy than the original target or measure.

PART D
8.	DIVIDEND SHARES

Reinvestment of cash dividends

8.1	The Free Share Agreement or Partnership Share Agreement, as appropriate, shall set out the rights and obligations of Participants receiving Dividend Shares under the Plan.

8.2	The Directors may direct that any cash dividend in respect of Plan Shares held on behalf of Participants may be applied in acquiring further Plan Shares on their behalf.

8.3	The Directors may decide to direct the Trustees to:

(a)	apply some or all of all Participants’ dividends to acquire Dividend Shares;
(b)	to pay all dividends in cash to all Participants; or
(c)	to offer Participants the choice of either paragraph (a) or (b) above.

If only some of the Participants’ dividends are to be used to acquire Dividend Shares, the Directors must direct how that amount is to be determined.

8.4	Dividend Shares shall be Shares:

(a)	of the same class and carrying the same rights as the Shares in respect of which the dividend is paid; and

(b)	which are not subject to any provision for forfeiture.

8.5	The Directors may revoke or modify any direction for reinvestment of cash dividends.

8.6	In exercising their powers in relation to the acquisition of Dividend Shares the Trustees must treat Participants fairly and equally.

8.7	If the amounts received by the Trustees exceed any limit specified by the Directors, the balance shall be paid to the Participant as soon as practicable.

8.8
If dividends are to be reinvested, the Trustees shall apply the cash dividends to acquire Dividend Shares on behalf of the Participant on the Acquisition Date. The number of Dividend Shares acquired on behalf of each Participant shall be determined by the Market Value of the Shares on the Acquisition Date.

Certain amounts not reinvested to be carried forward

8.9
Subject to Rule 8.8, any amount that is not reinvested because it is insufficient to acquire a Share may be retained by the Trustees and carried forward to be added to the amount of the next cash dividend to be reinvested. If so retained, the Trustees must hold the amount so as to be separately identifiable.

8.10	Subject to Rules 8.8 and 8.9, any amount that is not reinvested shall be repaid to the Participant as soon as practicable.

8.11	If:

(a)	the Participant ceases to be in Relevant Employment; or

(b)	a Plan Termination Notice is issued,

the amount not invested shall be repaid to the Participant as soon as practicable. On making such a payment, the Participant shall be provided with the information specified in paragraph 80(4) of the Schedule.

Holding Period for Dividend Shares

8.12
The Directors shall specify a Holding Period throughout which a Participant shall be bound by the terms of the Partnership Share Agreement to permit the Dividends acquired by the Participant to remain in the hands of the Trustees and not to assign, charge or otherwise dispose of the beneficial interest in the Shares.

8.13	The Holding Period shall be a period of 3 years (or such other period as may from time to time be specified under paragraph 67 of the Schedule), beginning with the Acquisition Date.

8.14	If at any time during the Holding Period the Participant ceases to be in Relevant Employment, the Participant’s obligations with respect to that period come to an end.

8.15	A Participant may during the Holding Period direct the Trustees:

(a)	to accept an offer for any of their Dividend Shares if the acceptance or agreement shall result in a new holding being equated with those Shares for the purposes of capital gains tax; or

(b)
to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Dividend Shares if the offer forms part of such a general offer as is mentioned in paragraph (c) below; or

(c)
to accept an offer of cash, with or without other assets, for their Dividend Shares if the offer forms part of a general offer (which can be made to different shareholders by different means) which is made to holders of shares of the same class as their Dividend Shares or to holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of sections 450 and 451 of the CTA 2010; or

(d)
to exercise a right arising under section 983 of the CA 2006 to require the offeror to acquire their Dividend Shares, in the case of a takeover offer (as defined in section 974 of the CA 2006) that relates to the Parent Company and where the class or classes of shares to which the takeover offer relates includes the class of their Shares; or

(e)
to agree to a transaction affecting their Dividend Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:

(i)	all of the ordinary share capital of the Parent Company or, as the case may be, all the shares of the class in question; or

(ii)
all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan which has been approved under the Schedule or which qualifies as a Schedule 2 SIP.

8.16	Where a Participant is charged to tax in the event of their Dividend Shares ceasing to be subject to the Plan, they shall be provided with the information required by paragraph 80(4) of the Schedule.

9.	ACQUISITION OF SHARES

Awards under the Plan may be satisfied by existing Shares which are purchased by the Trustees on the open market or at arms length from any shareholder. The Trustees shall not have the right to subscribe to the Parent Company for newly issued Shares in order to satisfy an Award. The Trustees may purchase the beneficial interest in Shares at the best consideration in money that can reasonably be obtained at the time of the sale from a Participant who has submitted a sale request in accordance with the Rules.

10.	COMPANY RECONSTRUCTIONS

10.1	The following provisions of this Rule apply if there occurs in relation to any of a Participant’s Plan Shares (referred to in this Rule as “the Original Holding”):

(a)	a transaction which results in a new holding (referred to in this Rule as “the New Holding”) being equated with the Original Holding for the purposes of capital gains tax; or

(b)	a transaction which would have that result but for the fact that what would be the new holding consists of or includes a Qualifying Corporate Bond.

10.2
If an issue of shares of any of the following description (in respect of which a charge to income tax arises) is made as part of a company reconstruction, those shares shall be treated for the purposes of this Rule as not forming part of the New Holding:

(a)	redeemable shares or securities issued as mentioned in paragraph C or D of section 1000(1) of CTA 2010;

(b)	share capital issued in circumstances such that section 1022(3) of CTA 2010 applies; or

(c)	share capital to which section 410 of the Income Tax (Trading and Other Income) Act 2005 applies that is issued in a case where subsection (2) or (3) of that section applies.

10.3	In this Rule:

“Corresponding Shares” in relation to any New Shares, means the Shares in respect of which the New Shares are issued or which the New Shares otherwise represent;

“New Shares” means shares comprised in the New Holding which were issued in respect of, or otherwise represent, shares comprised in the Original Holding.

10.4
Subject to the following provisions of this Rule, references in this Plan to a Participant’s Plan Shares shall be respectively construed, after the time of the company reconstruction, as being or, as the case may be, as including references to any New Shares.

10.5	For the purposes of the Plan:

(a)	a company reconstruction shall be treated as not involving a disposal of Shares comprised in the Original Holding; and

(b)	the date on which any New Shares are to be treated as having been appropriated to or acquired on behalf of the Participant shall be that on which Corresponding Shares were so appropriated or acquired.

10.6
In the context of a New Holding, any reference in this Rule to shares includes securities and rights of any description which form part of the New Holding for the purposes of Chapter II of Part IV of the Taxation of Chargeable Gains Act 1992.

11.	RIGHTS ISSUES

11.1
Any shares or securities allotted under Clause 11 of the Deed shall be treated as Plan Shares identical to the shares in respect of which the rights were conferred. They shall be treated as if they were awarded to or acquired on behalf of the Participant under the Plan in the same way and at the same time as those Plan Shares in respect of which they are allotted.

11.2	Rule 11.1 does not apply:

(a)
to shares and securities allotted as the result of taking up a rights issue where the funds to exercise those rights were obtained otherwise than by virtue of the Trustees disposing of rights in accordance with this Rule; or

(b)	where the rights to a share issue attributed to Plan Shares are different from the rights attributed to other ordinary shares of the Parent Company.

12.	LEAVERS

12.1
Subject to the forfeiture of a Participant’s Free Shares or Matching Shares in accordance with Rule 13, if a Participant ceases to hold Relevant Employment, his Plan Shares shall immediately cease to be subject to the Plan. Subject to Rule 12.2, the Trustees must within 90 days after such cessation transfer the legal title to any Plan Shares awarded to him or acquired on his behalf under the Plan. If and for so long as the Trustees retain any title to or interest in such Shares, the Trustee shall hold such title or interest on bare trust for the Participant otherwise than in the Plan.

12.2
If, in consequence of a Participant’s Plan Shares ceasing to be subject to the Plan, the Participant is chargeable to income tax in accordance with Chapter 6 of Part 7 of ITEPA and employee’s NICs and an obligation to make a deduction under PAYE arises in respect of that charge, the Trustees may:

(a)	accept a sum from the Participant; and/or

(b)
dispose of sufficient of the Participant’s Shares to meet such liabilities on behalf of the Participant (including but not limited to a purchase by the Trustees of the beneficial interest in such Shares).

12.3
The Trustees shall pay to the Participant’s employer a sum which is sufficient to discharge its liability to account for income tax and NICs under PAYE in respect of the Participant. If there is no employer to which PAYE then applies or HM Revenue & Customs is of the opinion that it is impracticable for the Participant’s employer to account for the relevant amounts under PAYE, then the Trustees shall account for the same as if the Participant were a former employee of the Trustee.

12.4	For the purposes of this Rule 12, in the event of a Participant’s death, references to a Participant shall include references to his personal representatives.

13.	FORFEITURE

13.1
The Directors may determine that Participants shall, during the Forfeiture Period, forfeit all beneficial entitlement (or such proportion as the Directors shall from time to time determine in respect of all Participants) to Free Shares and/or Matching Shares awarded to them and such beneficial entitlement shall become vested in the Trustees for no consideration, provided that:

(a)	prior to the Award Date, the Directors notify Qualifying Employees of the basis on which the Matching Shares and/or Free Shares shall be capable of forfeiture; and

(b)
the Participant’s Free Share Agreement or Partnership Share Agreement pursuant to which Free Shares or Matching Shares are awarded provides that such Free Shares or Matching Shares are subject to forfeiture and the circumstances in which those Shares will be forfeited.

14.	ADMINISTRATIVE RESPONSIBILITIES

14.1
Except as otherwise specifically provided, the Plan shall be administered by the Directors in accordance with its terms and applicable law. The Directors shall have full and complete authority to interpret the Plan, to prescribe such rules and regulations and to make such other determinations as it deems necessary or desirable for the administration for the Plan. The Directors may from time to time, subject to the terms of the Plan, delegate to officers or employees of the Company or to third parties, the whole or any part of the administration of Plan and shall determine the scope and terms and conditions of such delegation, including the authority to prescribe rules and regulations. Any interpretation, rule regulation or determination made or other act of the Directors shall be final and binding on the Participants and their beneficiaries and legal representatives, the Company and its shareholder(s).

14.2
No Director shall be liable for any action or determination made in good faith pursuant to the Plan. To the full extent permitted by law, the Company shall indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding by reason of the fact that such person is or was a member of the board of directors of the Company or a duly authorised committee and, as such, is or was required or entitled to take action pursuant to the terms of the Plan.

15.	ADMINISTRATION OF THE PLAN

15.1
Each Participating Company shall provide the Trustees with all information required from it for the purposes of the administration and determination of the Plan and shall do so in such form as the Trustees shall reasonably require and the Trustees may in good faith rely on such information without further enquiry.

15.2
The Trustees shall maintain such records as may be necessary to comply with the Schedule and any other applicable legislation and shall at all times and from time to time give to each Participant such information as shall be in their possession to enable him to determine and quantify any liability he may have to income tax and NICs pursuant to the Schedule.

15.3	If a Participant becomes liable to tax and NICs as a result of his participation in the Plan the Trustees shall inform him of any facts relevant to determining that liability.

15.4
The Trustees shall arrange for the relevant Participating Companies to account to HM Revenue & Customs or any other authority concerned for any amounts deducted from payments made pursuant to the Plan in respect of income tax, NICs or any other deductions required in accordance with Chapter 6 of Part 7 of ITEPA in a timely manner. Where there is no relevant Participating Company in respect of a Participant the Trustees shall account to HM Revenue & Customs or any other authority concerned for any amounts of income tax, NICs or any other deductions required to be made in accordance with the Schedule.

15.5	The costs of establishing and administering the Plan shall be borne by the Company or all or any of the Participating Companies, as the case may be.